Exhibit 3.10

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NEXEO SOLUTIONS HOLDINGS, LLC

a Delaware limited liability company

This First Amendment to Amended and Restated Limited Liability Company Agreement of Nexeo Solutions Holdings, LLC is made and entered into as of this 29th day of July, 2011 (the “Amendment”) by and among Nexeo Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), and TPG Accolade, L.P. (the “Sponsor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Amended and Restated Limited Liability Company Agreement of the Company, executed and agreed to as of April 1, 2011 (as amended hereby, and including all exhibits and schedules thereto, the “LLC Agreement”), by and among the Company and each party signatory thereto in its capacity as a Member of the Company.

W I T N E S S E T H:

WHEREAS, in Article IV of the LLC Agreement, each Member severally, but not jointly, makes certain representations and warranties to the Company as of the Effective Date;

WHEREAS, Section 12.5(a) of the LLC Agreement provides that the LLC Agreement may be amended, modified, supplemented or restated by the Sponsor (without the consent of any other Persons); and

WHEREAS, pursuant to the foregoing authority, the Sponsor desires to amend the representations and warranties of the Members set forth in Section 4.1 of the LLC Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to LLC Agreement

(a) Amendment to Section 4.1(f). Section 4.1(f) is hereby deleted in its entirety and replaced with the following:

“Information; Investment Experience. Such Member acknowledges that such Member is familiar with the business and financial condition, properties, operations and prospects of the Company, including the Sponsor’s ownership of a substantial amount of the issued and outstanding Membership Interests of the Company and the Sponsor’s rights set forth in this Agreement, and such Member has made all investigations and has received all information, including with respect to the risks associated with an investment in the Membership Interests, which it deems necessary or desirable for deciding whether to invest in the Membership Interests. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Membership Interests and of making an informed investment decision with respect to the purchase thereof and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing such investor’s entire investment, (ii) the acquisition of the Membership Interests hereunder is a speculative investment which involves a high degree of risk of loss, which could include the loss of the Member’s entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Membership Interests, and accordingly, it may not be possible for such Member to liquidate such Member’s investment in case of emergency.”

(b) Amendment to Section 4.1(g). Section 4.1(g) is hereby deleted in its entirety and replaced with the following:

“Member Status. Such Member is (i) an Accredited Investor or (ii) a natural person and an employee of the Company or one of the Company’s wholly owned Subsidiaries.”

Section 2. General Provisions.

(a) Modifications. No amendments or modifications of this Amendment shall be valid unless such amendments or modifications are made in accordance with Section 12.5 of the LLC Agreement.

(b) Counterparts. This Amendment may be executed in any number of counterparts (including facsimile or other electronic counterparts), all of which together shall constitute a single instrument, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered (including by facsimile or other electronic means) to the each of the other parties hereto.

(c) Governing Law. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(d) Partial Invalidity. If any term, provision, covenant or condition of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Amendment shall remain in full force and effect and in no way be affected, impaired or invalidated.

(e) Effect of the Amendment. Except as amended by this Amendment, all other terms of the LLC Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have caused this Amendment to be executed as of the date first set forth above.

COMPANY: NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ Michael B. Farnell, Jr.
Name: Michael B. Farnell, Jr.
Title: Vice President

SPONSOR: TPG ACCOLADE, L.P.

By:	TPG VI AIV SLP SD, L.P., its general partner

By:	TPG GenPar VI, L.P., its general partner

By:	TPG GenPar VI Advisors, LLC, its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF NEXEO SOLUTIONS HOLDINGS, LLC

SIGNATURE PAGE 1 OF 1